UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

January 31, 2014

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2014, NewStar Financial, Inc. (the “Company”) adopted a restricted cash award program. Under the program, which was adopted by the Compensation Committee of the Board of Directors, a portion of certain officers’ annual cash incentive bonus will be awarded in the form of a restricted cash award, which will be subject forfeiture prior to vesting in accordance with its terms. The treatment of any unvested portion of an officer’s restricted cash award upon a termination event shall be in accordance with each officer’s respective employment agreement and all restricted cash awards will be subject to such other terms and conditions consistent with the form of Restricted Cash Incentive Plan Agreement attached hereto. Approximately twenty percent of the incentive cash bonuses in respect of 2013 performance to be paid to Timothy J. Conway, Peter A. Schmidt-Fellner, John Kirby Bray, each a named executive officer of the Company, will be issued in the form of a restricted cash award. The Committee also set cash deferral amounts with regard to any cash incentive bonus awards that would be paid in 2015 in respect of 2014 performance at twenty percent. One-third of each officer’s restricted cash award, plus any corresponding investment income for the period, will vest and no longer be subject to any restrictions on each of the first three anniversaries of the date of issuance.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1*	Form of Restricted Cash Incentive Plan Agreement.

*	Indicates management contracts and compensatory arrangements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: February 6, 2014

	By:	/s/ JOHN KIRBY BRAY
		Name:	John Kirby Bray
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Form of Restricted Cash Incentive Plan Agreement.

*	Indicates management contracts and compensatory arrangements.